                                                                EXHIBIT 8(c)(ii)

                                   AGREEMENT

THIS AGREEMENT ("Agreement") made as of January 1, 2000, is by and among MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC., a Delaware corporation ("MSAM"), MILLER ANDERSON & SHERRERD, LLP, a Pennsylvania limited partnership ("MAS") (each of MSDWIM and MAS are referred to herein as an "Adviser" and collectively as, the "Advisers") and THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a New York corporation ("USL").

                             W I T N E S S E T H:

WHEREAS, the investment company identified on Schedule One hereto ("Schedule One," as the same may be amended from time to time), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act") (the "Investment Company" - the portfolios of the Investment Company identified in Schedule One are referred to herein individually as a "Fund" and collectively as the "Funds"); and

WHEREAS, each of the Funds is available as the investment vehicle for certain separate accounts of USL, established for variable life insurance policies and/or variable annuity contracts offered by USL (individually or collectively, the "Separate Account"); and

WHEREAS, USL has entered into a participation agreement dated January 24, 1997 among USL, the Investment Company and the Advisers (the "Participation Agreement," as the same may be amended from time to time); and

WHEREAS, the Advisers provide, among other things, investment advisory and/or administrative services to the Investment Company; and

WHEREAS, the Advisers desire USL to provide the administrative services specified in the attached Exhibit A ("Administrative Services"), in connection with the ownership of interests of the Separate Account, which holds shares of the Funds, and USL is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:


1. USL agrees to perform the Administrative Services specified in Exhibit A hereto for the benefit of variable annuity and variable life insurance contracts that participate in the Separate Account.

2. USL may, with the consent of an Adviser, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of USL required by this Agreement, provided that USL shall be fully responsible for the acts and omissions of such other parties.

3. USL hereby agrees to notify the Advisers promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

4. USL hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Funds which are registered in the name of USL or the name of its nominee and which are maintained under USL variable annuity or variable life insurance accounts.

5. The provisions of the Agreement shall in no way limit the authority of the Advisers or the Investment Company to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of the Funds and/or sale of shares of the Funds.

6. In consideration of the Administrative Services provided by USL with respect to the variable life insurance and variable annuity contracts identified on Schedule Two attached hereto, each Adviser agrees to pay USL with respect to the Funds for which it serves as adviser (as indicated on Schedule One), a monthly fee at an annual rate which shall equal .25% of the net asset value of the shares of each such Fund held in the Separate Account. The foregoing fee will be paid by the applicable Adviser to USL on a calendar quarter basis; payment of such fee will be made by the appropriate Adviser to USL within thirty (30) days following the end of each calendar quarter. The determination of applicable assets shall be made by averaging the assets of the applicable portfolios of the Fund maintained in the Master Account for the Shareholders as of the last Business Day (as defined in the Participation Agreement) of each month falling within the applicable calendar quarter.

   Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by an Adviser to USL relate solely to the performance by USL of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by USL to USL policy or contract owners, or to any separate account organized by USL, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance contracts.

7. USL shall indemnify and hold harmless the Investment Company, the Funds, and the Advisers and each of their respective officers, Directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur including, without limitation, reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance by USL of the Administrative Services under this Agreement.

8. This Agreement may be terminated without penalty at any time by USL or by an Adviser as to one or more of the Funds, upon one hundred and eighty days
   (180) written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 7 and 9 of this Agreement, shall continue in full force and effect after termination of this Agreement.

9. After the date of any termination of this Agreement in accordance with paragraph 8 of this Agreement, no fee will be due with respect to any shares of the Funds first placed in the Separate Account after the date of such termination. However, notwithstanding any such termination, the

    Advisers will remain obligated to pay USL the fee specified in paragraph 6 of this Agreement, with respect to the net asset value of shares of the Funds maintained in the Separate Account as of the date of such termination, for so long as such amounts are held in the Separate Account and USL continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

10. USL understands and agrees that the obligations of the Advisers under this Agreement are not binding upon the Investment Company, upon any of its Board members or upon any shareholder of any of the Funds.

11. It is understood and agreed that in performing the services under this Agreement USL, acting in its capacity described herein, shall at no time be acting as an agent for an Adviser or the Investment Company. USL agrees, and agrees to cause its agents, not to make any representations concerning the Investment Company or the Funds except those contained in the Investment Company's then-current prospectus; in current sales literature furnished by the Investment Company or an Adviser to USL; in the then current prospectus for a variable annuity contract or variable life insurance policy issued by USL or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by an Adviser.

12. This Agreement, including the provisions set forth herein in paragraph 6, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

13. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

14. This Agreement, including Exhibit A and Schedules One and Two, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule One may be replaced from time to time with a new Schedule One to accurately reflect any changes in the Investment Company or Funds available as investment vehicles under the Participation Agreement.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK


By:  _____________________________
     Authorized Signatory

    ______________________________
     Print or Type Name


MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.


By:______________________________
     Authorized Signatory

    _______________________________
     Print or Type Name


MILLER ANDERSON & SHERRERD, LLP


By:______________________________
     Authorized Signatory

    _______________________________
     Print or Type Name

                                 SCHEDULE ONE


INVESTMENT COMPANY NAME:                FUND NAME(S) AND ADVISER TO FUND:
-----------------------                 --------------------------------

Morgan Stanley Universal Funds, Inc.    Adviser: Morgan Stanley Dean Witter
                                          Investment Management Inc.

                                        Funds:
                                          Equity Growth
                                          International Magnum
                                          Emerging Markets Equity
                                          Global Equity


                                        Adviser:
                                          Miller Anderson & Sherrerd, LLP

                                        Funds:
                                          Fixed Income
                                          High Yield
                                          Mid Cap Value
                                          Value

                                 SCHEDULE TWO

                          VARIABLE LIFE INSURANCE AND
                        ANNUITY CONTRACTS COVERED UNDER
                       AGREEMENT (as of January 1, 2000)


The United States Life Insurance
Company In the City of New York


Separate Account:  USL VA-R             Contract Form No.
                                        -----------------
                                        98033N

Separate Account:  USL VL-R             Contract Form No.
                                        -----------------
                                        97600N

                                   EXHIBIT A
                            (As of January 1, 1999)

Pursuant to the Agreement by and among the parties hereto, USL shall perform the following Administrative Services:

1. Assist the Investment Company in communicating with variable life insurance policy owners and variable annuity contract owners and provide them with information regarding the Funds, including (a) information on investment objectives, policies and procedures, (b) information on Fund performance and
   (c) answers to questions regarding Fund investments.

2. Create and utilize computer programs and other information systems that assist the Investment Company in communicating Fund information to variable life insurance policy owners and variable annuity contract owners.

3. Assist the Investment Company in educating USL's home office and field personnel on the management and operation of the Funds.

4. Transmit to variable life insurance policy owners and variable annuity contract owners proxy materials and reports and other information received by USL from the Investment Company and required to be sent to policy and contract owners under the federal securities laws and, upon request of the Investment Company and transmit communications deemed by the Investment Company, through its Board of Directors, to be necessary and proper for receipt by all policy and contract owners participating in the Separate Account.

5 Provide to the Investment Company such periodic reports as shall reasonably be necessary to enable Investment Company and its Advisers to comply with applicable securities and insurance laws.